Exhibit 99.1
Healthcare Services Group, Inc.
Reports Q1 Results, Cash Dividend Increase and
2019 Expectations

BENSALEM, Pa., Apr. 30, 2019 (GLOBE NEWSWIRE) - Healthcare Services Group, Inc. (NASDAQ:HCSG) (the “Company”) reported for the three months ended March 31, 2019 revenue of $476 million and net income of $9.2 million or $0.12 per basic and $0.12 per diluted common share. The Company also reported cash flow from operations for the quarter of $18 million.

First Quarter Results

Revenue for the quarter was down $19 million sequentially to $476 million. Dining & nutrition revenue decreased $14 million to $243 million, primarily related to the previously announced 4Q18 contract modifications with Genesis Healthcare®. The contract changes decreased segment revenue and food-related purchases by approximately $20 million per quarter, with one-third of the impact reflected in 4Q18 and the full run rate reflected in 1Q19. Additionally, housekeeping & laundry revenue decreased $5 million sequentially to $233 million, primarily due to the Company cancelling its service agreements with a privately held, California-based operator over payment related concerns. The majority of that revenue step down is reflected in the current quarter.

Direct cost of services was reported at $427 million, or 89.7%, and included $18 million of increased accounts receivable reserves, the majority of which relates to the out of court restructuring of a privately held, Northeast-based operator as well as the aforementioned California-based operator. Although the timing and amounts of recovery are unknown at this point, the Company intends to pursue outstanding claims related to these matters. Direct cost for the quarter was also impacted by approximately $3 million of elevated payroll costs related to the Company’s ongoing investment in its training and development ramp-up.

Selling, general and administrative (“SG&A”) was reported at $41.1 million, or 8.6%, but after adjusting for the $3.4 million change in deferred compensation, actual SG&A was 7.9%. During the quarter, SG&A was also impacted by approximately $6 million of legal and professional fees related to the previously announced SEC matter, the majority of which related to the Company’s internal investigation completed in mid-March.

The Company reported an effective tax rate of 23% in the first quarter and expects its 2019 tax rate to approximate 21% to 23%, including the Worker Opportunity Tax Credit, but excluding other discrete items that impacted its 2018 rate.

Cash flow from operations for the quarter was $18 million, inclusive of the $16 million increase in accrued payroll. DSO for the quarter is reported at 68 days, an increase of five days from the previous quarter. Approximately three days of the increase relates to customer payments due at the end of March but received in early April. The remainder of the DSO increase primarily relates to customer payment schedule changes made in conjunction with the Company’s increased payment frequency initiative (from one payment due at the end of the month, to multiple payments due intra-month).

CEO Comments

Ted Wahl, Chief Executive Officer, stated, “This past quarter was eventful yet very productive. Eventful in that the industry continued to work through a challenging cycle that has negatively impacted some of our customers, leading in some cases to restructurings or payment issues that required us to increase AR reserves, which impacts reported earnings, or reduce services, which creates a temporary step down in revenue growth. We saw some of these dynamics playout in Q1 and Q4 of last year as well. Productive in that our management team and field based leaders demonstrated expertise and capability in proactively managing these difficult situations, as well as innovation in identifying solutions to set the Company up for future success, a prime example being the increased payment frequency initiative.”

Mr. Wahl also noted that industry fundamentals are “showing early signs of improvement,” adding that in 2020, the Company “expects to return to its historical growth profile.”

Mr. Wahl concluded, “Our longer term outlook, over the next three to five years, is very positive, as the opportunity for continued expansion is as great as it’s ever been. The demand for our services remains strong and there’s plenty of white space to more than support the next decades worth of growth, with over 23,000 facilities in our target market, and presently less than 18% of those facilities outsourcing housekeeping and less than 8% outsourcing dining.”

Exhibit 99.1
Other Recent Developments and Highlights

During the first quarter, the Company continued to make progress on its near-term priorities of:

•Implementing and adhering to its facility level operating systems, highlighted by 1Q19 normalized cost of services returning to its historical levels of below 86% and segment margins in housekeeping & laundry and dining & nutrition of 11.4% and 6.3%, respectively.

•Strengthening customer payment terms and conditions, which includes increasing customer payment frequency from monthly to semimonthly or weekly. To date, the Company has successfully transitioned over 55% of its customers to an accelerated payment model, up from 40% at the end of December, and expects to further that trend in 2019.

•Growing the management pipeline, to ensure it is well prepared for future growth and expansion. The Company continued to increase the quality and quantity of management candidates, in both segments and across the majority of divisions.

Additionally, during the quarter, the Company successfully completed the implementation of its Workday® financial management module, a cloud-based financial & accounting ERP platform that is scalable for our future growth and allows for best in class finance and accounting processes, controls, as well as enhanced visibility into key operational areas like purchasing and procurement.

Expectations for Rest of Year

The Company will continue to prioritize building out its management pipeline over the next few months and expects modest sequential growth in the second half of the year, as it selectively adds new business and replaces some of the recent revenue stepdowns. Beginning in 2020 and longer term, the Company expects to return to its historical growth profile.

On the cost side, exclusive of any one time or non-recurring items, the Company expects its 2019 direct cost of services to be below 86%, SG&A to approximate 7% and its effective tax rate to be between 21-23%.

Additionally, with the continued success of the increased payment frequency initiative, the Company expects a stable, if not decreasing DSO trend for the remainder of the year.

Dividend

The Company’s Board of Directors declared a quarterly cash dividend of $0.1975 per common share, payable on June 28, 2019 to shareholders of record at the close of business on May 24, 2019. This represents the 64th consecutive quarterly cash dividend payment, as well as the 63rd consecutive increase since the initiation of quarterly cash dividend payments in 2003.

Conference Call and Upcoming Events

The Company will host a conference call on Wednesday, May 1, 2019, at 8:30 a.m. Eastern Time to discuss its results for the three months and year ended December 31, 2018. The call may be accessed via phone at 800-893-5360. The call will be simultaneously webcast under the “Events & Presentations” section of the Investor Relations page on the Company’s website, www.hcsg.com. A replay of the webcast will also be available on our website for one year following the date of the earnings call.

The Company also announced that it will be attending and presenting at the Bank of America Merrill Lynch Healthcare Conference on May 15, 2019 at Encore at the Wynn, Las Vegas, the Berenberg USA Conference on May 21, 2019 at the Tarrytown House Estate and Conference Center in Tarrytown, NY, the Jefferies 2019 Global Healthcare Conference on June 5, 2019 at the Grand Hyatt New York, New York and the Baird 2019 Global Consumer, Technology & Services Conference at the InterContinental New York Barclay Hotel in New York on June 6, 2019.

Cautionary Statement Regarding Forward-Looking Statements

This release and any schedules incorporated by reference into it may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are not historical facts but rather are based on current expectations, estimates and projections about our business and industry, and our beliefs and assumptions. Words such as “believes,” “anticipates,” “plans,” “expects,” “will,” “goal,” and similar expressions are intended to identify forward-looking statements. The inclusion of forward-looking statements should not be regarded as a representation by us that any of our plans will be achieved. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Such forward-looking information is also subject to various risks and uncertainties. Such risks and uncertainties include, but are not limited to, risks arising from our providing services exclusively to the healthcare industry, primarily providers of long-term care; having a significant portion of our consolidated revenues contributed by one customer during the three months ended March 31, 2019; credit and collection risks associated with the healthcare industry; risks associated with the ongoing Securities and Exchange Commission investigation into our earnings per share calculation practices and related litigation; our claims experience related to workers’ compensation and general liability insurance; the effects of changes in, or interpretations of laws and regulations governing the healthcare industry, our workforce and services provided, including state and local regulations pertaining to the taxability of our services and other labor-related matters such as minimum wage increases; the Company's expectations with respect to selling, general, and administrative expense; continued realization of tax benefits arising from our corporate reorganization and self-funded health insurance program; risks associated with the reorganization of our corporate structure; realization of our expectations regarding the impact of the Tax Cuts and Jobs Act on our tax rates and financial results; and the risk factors described in Part I of our Form 10-K for the fiscal year ended December 2018 under “Government Regulation of Clients,” “Service Agreements and Collections,” “Competition,” and under Item IA. “Risk Factors” in such Form 10-K.

These factors, in addition to delays in payments from clients and/or clients in bankruptcy or clients with which we are in litigation to collect payment, have resulted in, and could continue to result in, significant additional bad debts in the near future. Additionally, our operating results would be adversely affected if unexpected increases in the costs of labor and labor-related costs, materials, supplies and equipment used in performing services (including the impact of potential tariffs) could not be passed on to our clients.

In addition, we believe that to improve our financial performance we must continue to obtain service agreements with new clients, retain and provide new services to existing clients, achieve modest price increases on current service agreements with existing clients and maintain internal cost reduction strategies at our various operational levels. Furthermore, we believe that our ability to sustain the internal development of managerial personnel is an important factor impacting future operating results and the successful execution of our projected growth strategies.

Healthcare Services Group, Inc. is the largest national provider of professional housekeeping, laundry and dietary services to long-term care and related health care facilities.

Company Contacts:

Theodore Wahl	Matthew J. McKee
President and Chief Executive Officer	Chief Communications Officer

215-639-4274
investor-relations@hcsgcorp.com

HEALTHCARE SERVICES GROUP, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(in thousands, except per share data)

	For the Three Months Ended
	2019	2018
Revenues	$476,111	$500,562
Operating costs and expenses:
Cost of services provided	427,265	469,252
Selling, general and administrative	41,101	33,777
Income (loss) from operations	7,745	(2,467)
Other income, net:
Investment and other income [1]	4,147	1,072
Income before income taxes	11,892	(1,395)
Income tax expense (benefit)	2,736	(1,467)

Net income	$9,156	$72

Basic earnings per common share	$0.12	$0.00

Diluted earnings per common share	$0.12	$0.00

Cash dividends declared per common share	$0.19750	$0.19250

Basic weighted average number of common shares outstanding	74,301	73,913

Diluted weighted average number of common shares outstanding	74,719	74,725

1.Includes the net impact of the premiums and costs related to the voluntary benefits program, administered by the Company's wholly-owned captive insurance subsidiary, for the periods ended March 31, 2019 and 2018 of $0.4 million and $0.5 million, respectively. Historically, the premiums were recorded as revenues with the related costs included as part of cost of services provided.

HEALTHCARE SERVICES GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(in thousands)

	March 31, 2019	December 31, 2018
Cash and cash equivalents	$28,362	$26,025
Marketable securities, at fair value	78,508	76,362
Accounts and notes receivable, net	353,106	341,838
Other current assets	65,030	63,911
Total current assets	525,006	508,136

Property and equipment, net	30,077	12,900
Notes receivable - long-term	39,291	43,043
Goodwill	51,084	51,084
Other intangible assets, net	25,477	26,518
Deferred compensation funding	31,812	29,113
Other assets	20,177	21,809
Total Assets	$722,924	$692,603

Accrued insurance claims - current	$21,719	$20,696
Other current liabilities	153,763	142,695
Total current liabilities	175,482	163,391

Accrued insurance claims - long-term	60,680	58,904
Deferred compensation liability	31,909	29,528
Lease liability - long-term portion	12,304	—

Stockholders' equity	442,549	440,780
Total Liabilities and Stockholders' Equity	$722,924	$692,603